UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                   REFCO INC.
                                   ----------
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                    75866G109
                                    ---------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ] Rule 13d-1(b)

              [ ] Rule 13d-1(c)

              [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 75866G109                                         13G                                             PAGE 2 OF 25

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Equity Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  38,265,474

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  38,265,474

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        38,265,474

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        30%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75866G109                                         13G                                             PAGE 3 OF 25

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Parallel Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  9,928,357

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  9,928,357

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        9,928,357

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.78%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75866G109                                         13G                                             PAGE 4 OF 25

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Equity (Cayman) Fund V, L.P.
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  527,245

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  527,245

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        527,245

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75866G109                                         13G                                             PAGE 5 OF 25

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        1997 Thomas H. Lee Nominee Trust
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  91,473

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  91,473

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        91,473

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75866G109                                         13G                                             PAGE 6 OF 25

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Investors Limited Partnership
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  62,943

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  62,943

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        62,943

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        PN
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75866G109                                         13G                                             PAGE 7 OF 25

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THL Equity Advisors V, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  48,721,076
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  48,721,076
-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        48,721,076
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        38.21%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75866G109                                         13G                                             PAGE 8 OF 25

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Advisors, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  48,721,076
                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  48,721,076

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        48,721,076
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        38.21%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75866G109                                         13G                                             PAGE 9 OF 25

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investment Holdings, LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  785,448

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  785,448

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        785,448
------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75866G109                                         13G                                             PAGE 10 OF 25

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company I LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  256,994

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  256,994

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        256,994

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75866G109                                         13G                                             PAGE 11 OF 25

------- -----------------------------------------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company II LLC
------- -----------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                            (a) |_|
                                                                            (b) [X]
------- -----------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY



------- -----------------------------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- -----------------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER

        NUMBER OF                 -0-
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           ------ ---------------------------------------------------------------------------------------
                             6    SHARED VOTING POWER

                                  229,459

                           ------ ---------------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER

                                  -0-

                           ------ ---------------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER

                                  229,459

-------------------------- ------ ---------------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        229,459

------- -----------------------------------------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                                                        [_]
------- -----------------------------------------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
------- -----------------------------------------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        OO
------- -----------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (a).  NAME OF ISSUER:

             Refco Inc.

ITEM 1 (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             One World Financial Center
             200 Liberty Street, Tower A
             New York, NY 10281

ITEM 2 (a).  NAME OF PERSON FILING:

             Thomas H. Lee Equity Fund V, L.P.
             Thomas H. Lee Parallel Fund V, L.P.
             Thomas H. Lee Equity (Cayman) Fund V, L.P.
             1997 Thomas H. Lee Nominee Trust
             Thomas H. Lee Investors Limited Partnership
             THL Equity Advisors V, LLC
             Thomas H. Lee Advisors, LLC
             Putnam Investment Holdings, LLC
             Putnam Investments Employees' Securities Company I LLC Putnam Investments Employees' Securities Company II LLC

ITEM 2 (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             For the THL Funds:
             c/o Thomas H. Lee Partners, L.P.
             100 Federal Street, 35th Floor
             Boston, MA 02110

             For the Putnam Entities:
             c/o Putnam Investments, LLC
             One Post Office Square
             Boston, MA 02109

ITEM 2 (c).  CITIZENSHIP:

             Thomas H. Lee Equity Fund V, L.P. - Delaware
             Thomas H. Lee Parallel Fund V, L.P. - Delaware
             Thomas H. Lee Equity (Cayman) Fund V, L.P. - Cayman Islands
             1997 Thomas H. Lee Nominee Trust - Massachusetts
             Thomas H. Lee Investors Limited Partnership - Delaware
             THL Equity Advisors V, LLC - Delaware
             Thomas H. Lee Advisors, LLC - Delaware
             Putnam Investment Holdings, LLC - Delaware
             Putnam Investments Employees' Securities Company I LLC - Delaware Putnam Investments Employees' Securities Company II LLC - Delaware

ITEM 2 (d).  TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $0.001.

ITEM 2 (e).  CUSIP NUMBER:

             75866G109

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

             Not Applicable

          (a) [_] Broker or dealer registered under Section 15 of the Exchange Act;

          (b) [_]   Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

          (d) [_] Investment company registered under Section 8 of the Investment Company Act;

          (e) [_]   An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j) [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

          (a)  Amount Beneficially Owned:

           Based on existing relationships between the Reporting Persons regarding voting the securities of the Issuer, as described below, the Reporting Persons are collectively deemed the beneficial owners of 49,660,940 shares of the identified class of securities, which constitute 38.95% of the Issuer's outstanding common stock.

           Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, is the record holder of 38,265,474 shares of the identified class of securities. Thomas H. Lee Parallel Fund V, L.P., a Delaware limited partnership, is the record holder of 9,928,357 shares of the identified class of securities. Thomas
H. Lee Equity (Cayman) Fund V, L.P., a Cayman Islands exempted limited partnership, is the record holder of 527,245 shares of the identified class of securities (collectively, the "THL Funds").

           As the sole general partner of each of the THL Funds and pursuant to the terms of the Amended and Restated Limited Partnership Agreement of Fund V, which require the Putnam Entities to dispose of their shares of the identified class of securities pro rata with the THL Funds, THL Equity Advisors V, LLC, a Delaware limited liability company, may be deemed to be the beneficial owner of 48,721,076 shares of the identified class of securities, which represents approximately 38.21% of the Issuer's outstanding common stock.

           As the sole general partner of Thomas H. Lee Partners, L.P. (the sole owner of THL Equity Advisors V, LLC), Thomas H. Lee Advisors, LLC, a Delaware limited liability company, may be deemed to be the beneficial owner of the 48,721,076 shares of the identified class of securities, which represents approximately 38.21% of the Issuer's outstanding common stock.

           1997 Thomas H. Lee Nominee Trust, a Massachusetts entity, is the record holder of 91,473 shares of the identified class of securities. Thomas H. Lee Investors Limited Partnership, a Delaware limited partnership, is the record holder of 62,943 shares of the identified class of securities.

           Putnam Investments Employees' Securities Company I LLC, a Delaware limited liability company, ("Putnam I") is the record holder of 256,994 shares of the identified class of securities. Putnam Investments Employees' Securities Company II LLC, a Delaware limited liability company, ("Putnam II") is the record holder of 229,459 shares of the identified class of securities.

           As the managing member of each of Putnam I and Putnam II, and the record holder of 298,995 shares of the identified class of securities, Putnam Investment Holdings, LLC, a Delaware limited liability company, ("Holdings" and together with Putnam I and Putnam II, the "Putnam Entities") may be deemed to be the beneficial owner of 785,448 shares of the identified class of securities.


          (b)  Percent of Class:

               See Item 11 of each cover page.

          (c)  Number of Shares as to which Such Person has:

               (i)  Sole power to vote or to direct the vote:
                    See Item 5 of each cover page

               (ii) Shared power to vote or to direct the vote:
                    See Item 6 of each cover page

               (iii) Sole power to dispose or to direct the disposition of:
                     See Item 7 of each cover page

               (iv) Shared power to dispose or to direct the disposition of:
                    See Item 8 of each cover page

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable. See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable.

ITEM 10.  CERTIFICATION

          Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.                   THOMAS H. LEE EQUITY FUND V, L.P.

                                             By: THL Equity Advisors V, LLC,
                                                 its General Partner


                                             By: /s/ Charles P. Holden
                                                 -------------------------------
                                                 Name:  Charles P. Holden
                                                 Title: Assistant Treasurer



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.                THOMAS H. LEE PARALLEL FUND V, L.P.

                                          By: THL Equity Advisors V, LLC,
                                              its General Partner




                                          By: /s/ Charles P. Holden
                                              ----------------------------------
                                              Name:  Charles P. Holden
                                              Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                                THOMAS H. LEE EQUITY
                                                (CAYMAN) FUND V, L.P.


                                                By: THL Equity Advisors V, LLC,
                                                    its General Partner



                                                By: /s/ Charles P. Holden
                                                    ----------------------------
                                                    Name:  Charles P. Holden
                                                    Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                            1997 THOMAS H. LEE NOMINEE TRUST


                                            By:  /s/ Paul D. Allen
                                                --------------------------------
                                                Name:  Paul D. Allen
                                                Title: Vice President



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                            THOMAS H. LEE INVESTORS LIMITED
                                            PARTNERSHIP

                                            By: THL Investment Management Corp.


                                            By: /s/ Charles P. Holden
                                                --------------------------------
                                                Name:  Charles P. Holden
                                                Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                               THL Equity Advisors V, LLC


                                               By: /s/ Charles P. Holden
                                                   -----------------------------
                                                   Name:  Charles P. Holden
                                                   Title: Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                             THOMAS H. LEE ADVISORS, LLC


                                             By: /s/ Charles P. Holden
                                                 -------------------------------
                                                 Name:  Charles P. Holden
                                                 Title: Assistant Treasurer


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                              PUTNAM INVESTMENT HOLDINGS, LLC

                                              By: Putnam Investments, LLC,
                                                  its Managing Member


                                              By: /s/ Robert T. Burns
                                                  ------------------------------
                                                  Name:  Robert T. Burns
                                                  Title: Managing Director


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2006.
                                        PUTNAM INVESTMENTS EMPLOYEES'
                                        SECURITIES COMPANY I LLC,

                                        By: Putnam Investment Holdings, LLC,
                                            its Managing Member

                                        By: Putnam Investments, LLC,
                                            its Managing Member


                                        By: /s/ Robert T. Burns
                                            ------------------------------------
                                            Name:  Robert T. Burns
                                            Title: Managing Director


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006.
                                          PUTNAM INVESTMENTS EMPLOYEES'
                                          SECURITIES COMPANY II LLC,

                                          By: Putnam Investment Holdings, LLC,
                                              its Managing Member

                                          By: Putnam Investments, LLC,
                                              its Managing Member


                                          By: /s/ Robert T. Burns
                                              ----------------------------------
                                              Name:  Robert T. Burns
                                              Title: Managing Director


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

           ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)